Filed Pursuant to Rule 424(b)(3)

File No. 333-166789

PROSPECTUS SUPPLEMENT

(To Prospectus dated August  6, 2010)

5,805,921 Shares

Common Stock

par value $0.001 per share

This prospectus supplement supplements and amends the prospectus (the “Prospectus”) dated August 6, 2010 filed with the Securities and Exchange Commission. The Prospectus and this prospectus supplement relate to the offer and sale from time to time by certain of the selling stockholders identified in the Prospectus, and any of their pledges, donees, transferees or other successors in interest, of up to an aggregate of 5,805,921 shares of ArthroCare Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”) underlying our Series A 3.00% Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The underlying shares of Common Stock are issuable upon conversion of the Series A Preferred Stock. We are registering the offer and sale of the Common Stock covered by the Prospectus to satisfy registration rights we have granted to the selling stockholders identified in the Prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our Common Stock.

On November 1, 2010, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Quarterly Report”). A copy of the Quarterly Report is attached to and made part of this prospectus supplement.

You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

See “Risk Factors” beginning on page 7 of the Prospectus dated August 6, 2010, as updated by the risk factors discussed in Item 1A of Part II of the Quarterly Report attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2010

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number: 0-27422

ArthroCare Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3180312
(State of incorporation)	(I.R.S. Employer Identification No.)

7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735

(Address of principal executive offices)

(512) 391-3900

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐ No ☒

As of October 27, 2010, the number of outstanding shares of the Registrant’s Common Stock was 27,031,539.

ARTHROCARE CORPORATION

Form 10-Q Quarterly Report

For the quarter ended September 30, 2010

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

ARTHROCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

 (in thousands, except par value data)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$113,036	$57,386
Accounts receivable, net of allowances of $2,697 and $4,069 at September 30, 2010 and December 31, 2009, respectively	42,422	45,789
Inventories, net	39,563	48,628
Deferred tax assets	3,812	12,983
Prepaid expenses and other current assets	4,864	6,563
Total current assets	203,697	171,349

Property and equipment, net	43,097	47,386
Intangible assets, net	13,329	17,975
Goodwill	119,281	119,076
Deferred tax assets	34,370	30,526
Other assets	4,344	4,816
Total assets	$418,118	$391,128

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,401	$14,299
Accrued liabilities	37,996	46,077
Deferred tax liabilities	56	3
Deferred revenue	—	4,508
Income tax payable	—	195
Total current liabilities	52,453	65,082

Deferred tax liabilities	294	303
Other non-current liabilities	11,953	4,844
Total liabilities	64,700	70,229

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2010 and December 31, 2009; Redemption value: $87,089	72,938	70,504

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued and outstanding: 27,029 shares at September 30, 2010 and 26,886 shares at December 31, 2009	27	27
Treasury stock: 4,005 shares at September 30, 2010 and 4,019 shares at December 31, 2009	(108,351)	(108,724)
Additional paid-in capital	381,994	379,921
Accumulated other comprehensive income	3,938	1,645
Retained earnings (accumulated deficit)	2,872	(22,474)
Total stockholders’ equity	280,480	250,395
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$418,118	$391,128

The accompanying notes are an integral part of these condensed consolidated financial statements.

ARTHROCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

 (in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Product sales	$84,312	$76,408	$255,560	$229,489
Royalties, fees and other	3,570	3,110	11,718	9,629
Total revenues	87,882	79,518	267,278	239,118

Cost of product sales	29,029	24,316	84,802	68,185

Gross profit	58,853	55,202	182,476	170,933
Operating expenses:
Research and development	9,383	9,229	27,076	27,099
Sales and marketing	26,669	28,563	82,397	88,700
General and administrative	9,295	11,981	27,372	36,101
Amortization of intangible assets	1,564	1,583	4,685	4,757
Investigation and restatement related costs	317	9,293	1,888	25,323
Reimbursement services	25	46	70	312
Total operating expenses	47,253	60,695	143,488	182,292

Income (loss) from operations	11,600	(5,493)	38,988	(11,359)
Interest and other expense, net	(96)	(1,207)	(286)	(3,339)
Foreign exchange gain (loss), net	1,323	(446)	(2,712)	(1,581)
Interest and other income (expense), net	1,227	(1,653)	(2,998)	(4,920)

Income (loss) before income taxes	12,827	(7,146)	35,990	(16,279)

Income tax provision (benefit)	3,570	(2,719)	9,824	(2,656)

Net income (loss)	9,257	(4,427)	26,166	(13,623)

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(820)	(27,252)	(2,434)	(27,252)
Net income (loss) available to common stockholders	$8,437	$(31,679)	$23,732	$(40,875)

Weighted average shares outstanding:
Basic	27,017	26,838	26,972	26,798
Diluted	27,323	26,838	27,299	26,798

Earnings (loss) per common share:
Basic	$0.26	$(1.18)	$0.72	$(1.53)
Diluted	$0.25	$(1.18)	$0.72	$(1.53)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ARTHROCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$26,166	$(13,623)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,740	17,695
Provision for doubtful accounts receivable and product returns	(695)	3,095
Inventory and warranty provision	6,094	2,571
Non-cash stock compensation expense	5,761	3,824
Deferred taxes	9,824	—
Unrealized foreign exchange gain	(2,055)	(568)
Other	502	700
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	2,550	7,206
Inventories	3,700	4,367
Prepaid expenses and other assets	6,476	(450)
Accounts payable	(1,140)	(1,524)
Accrued liabilities	(7,780)	4,831
Deferred revenue	(4,508)	1,298
Net cash provided by operating activities	63,635	29,422

Cash flows from investing activities:
Purchases of property and equipment	(8,816)	(12,109)
Payments for business combinations and purchases of intangible assets	(83)	(443)
Disbursement of loan receivable	168	(180)
Maturities and other changes in cash and cash equivalents	39	2,989
Net cash used in investing activities	(8,692)	(9,743)

Cash flows from financing activities:
Proceeds from issuance of Series A Redeemable Convertible 3% Preferred Stock	—	69,466
Proceeds from Employee Stock Purchase Plan	128	—
Repayments on revolving credit agreement	—	(55,000)
Proceeds from exercise of options to purchase common stock, net of issuance costs	972	—
Net cash provided by financing activities	1,100	14,466

Effect of exchange rate changes on cash and cash equivalents	(393)	659

Net increase in cash and cash equivalents	55,650	34,804
Cash and cash equivalents, beginning of period	57,386	33,506
Cash and cash equivalents, end of period	$113,036	$68,310

The accompanying notes are an integral part of these condensed consolidated financial statements.

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of ArthroCare Corporation (“ArthroCare” or the “Company”) and its subsidiaries (collectively with ArthroCare, the “Company”) have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with United States generally accepted accounting principles (“GAAP”).  The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto together with management’s discussion and analysis of financial condition and results of operations contained in the Company’s 2009 Annual Report on Form 10-K filed on March 15, 2010 (“2009 Form 10-K”).  In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to fairly state the financial position of the Company at September 30, 2010 and December 31, 2009, the results of its operations for the three and nine month periods ended September 30, 2010 and 2009, and its cash flows for the nine month periods ended September 30, 2010 and 2009.  The results of operations for the periods presented are not necessarily indicative of results that may be expected for the year ending December 31, 2010.

Use of Estimates

The unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, using management’s best estimates and judgments where appropriate.  These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements.  The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period.  Actual results could differ materially from these estimates and judgments.

First Quarter 2010 Accounting Corrections

Our results for the nine months ended September 30, 2010 include reductions of stock compensation expense to correct forfeiture calculation errors in prior periods. The impact of the error was an overstatement of operating expenses of $0.4 million in the year ended December 31, 2008 and $0.7 million in the year ended December 31, 2009. To correct this error, we recorded reductions of $0.8 million to general and administrative expense and $0.3 million to sales and marketing expense in the quarter ended March 31, 2010. We have determined that the impact of this uncorrected error is immaterial to all prior periods, and the correction is immaterial to the quarter and nine month periods ended September 30, 2010 and we expect it to be immaterial to our results for the year ending December 31, 2010.

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Recently Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued amended revenue recognition guidance for arrangements with multiple deliverables. For the Company, this guidance is effective for all new or materially modified arrangements entered into on or after January 1, 2011 with earlier application permitted as of the beginning of a fiscal year. The Company is currently assessing its implementation of this new guidance, but does not expect it to have a material impact on the consolidated financial statements.

NOTE 2 — COMPREHENSIVE INCOME (LOSS)

The following table presents comprehensive income (loss) (in thousands):

	Nine Months Ended
	September 30,
	2010	2009

Comprehensive income (loss):
Net income (loss)	$26,166	$(13,623)
Foreign currency translation adjustments	2,293	4,031
Comprehensive income (loss)	$28,459	$(9,592)

NOTE 3 — COMPUTATION OF EARNINGS (LOSS) PER SHARE

The Company’s Series A 3% Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) has participation rights in dividends issued to common stockholders.  As a result, the Company calculates earnings per share using the two class method for periods ending after September 1, 2009, the date on which the Company issued the Series A Preferred Stock.  The following is a reconciliation of net income (loss) applicable to common stockholders and the number of shares used in the calculation of basic and diluted earnings (loss) per share applicable to common stockholders (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss) available to common stockholders	$8,437	$(31,679)	$23,732	$(40,875)
Series A Preferred Stock interest in undistributed earnings	1,492	—	4,196	—
Net income (loss) used in computation of earnings per share available to common stockholders	6,945	(31,679)	19,536	(40,875)

Basic:
Weighted-average common shares outstanding	27,017	26,838	26,972	26,798
Basic earnings (loss) per share available to common stockholders	$0.26	$(1.18)	$0.72	$(1.53)

Diluted:
Weighted-average common shares outstanding	27,017	26,838	26,972	26,798
Dilutive effect of options	235	—	260	—
Dilutive effect of unvested restricted stock	71	—	67	—
Weighted-average common stock and common stock equivalents	27,323	26,838	27,299	26,798
Diluted earnings (loss) per share available to common stockholders	$0.25	$(1.18)	$0.72	$(1.53)

Stock awards excluded from calculation as their effect would be anti-dilutive	2,105	1,950	2,067	1,950
Common stock issuable upon conversion of the Series A Preferred Stock	5,806	5,806	5,806	5,806

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 4 — INVENTORIES

The following summarizes the Company’s inventories (in thousands):

	September 30,	December 31,
	2010	2009

Raw materials	$9,449	$8,937
Work-in-process	10,745	6,990
Finished goods	28,924	39,081
	49,118	55,008
Inventory valuation reserves	(9,555)	(6,380)
Inventories, net	$39,563	$48,628

NOTE 5 — ACCRUED LIABILITIES

The following summarizes the Company’s accrued liabilities (in thousands):

	September 30, 2010	December 31, 2009

Compensation	$16,841	$15,007
Insurance dispute reserve	10,937	15,268
Agent commissions	1,570	2,106
Royalties and discounts	1,557	2,943
Legal fees and arbitration accrual	1,068	2,862
Professional fees	925	2,748
Other	5,098	5,143
	$37,996	$46,077

The Company entered into settlement and release agreements in the nine month period ended September 30, 2010 with certain private insurers related to cases in which letters of protection were held by its DiscoCare subsidiary.  The Company agreed to pay these insurers an aggregate of $4.8 million, which reduced the Company’s accrued insurance dispute reserve.

On October 29, 2010 the Company entered a Settlement Agreement and Release (the “Settlement Agreement”) with Farmers Insurance, comprised of Mid-Century Insurance Company, Farmers Insurance Exchange, Truck Insurance Exchange, Farmers Texas County Mutual Insurance Company, 21st Century Insurance Company, 21st Century Company of the Southwest, Bristol West Insurance Company, Security National Insurance Company and its parents, subsidiaries (direct and indirect), affiliates, officers, directors, employees, and agents (collectively, “Farmers”) regarding prior claims for reimbursement made to Farmers related to cases in which letters of protection were held by the Company’s subsidiary DiscoCare, Inc. Pursuant to the Settlement Agreement, Farmers and the Company have each released the other generally from any claims, demands, losses and liabilities occurring prior to the date of the Settlement Agreement, other than third party claims. In consideration of the mutual releases, and without admitting any liability or wrongdoing, the Company has agreed to pay Farmers an aggregate of $1,200,000. In addition, the Company has agreed that it will not seek payment from Farmers on any pending SpineWand® claims for which the SpineWand® surgical device was provided in exchange for a letter of protection.

NOTE 6 — COMMITMENTS

Operating Leases

The Company leases certain facilities and equipment under operating leases and recognizes rent expense on a straight-line basis over the lease term.  Rent expense was $1.5 million for the quarters ended September 30, 2010 and 2009, and was $4.7 million and $4.5 million for the nine month periods ended September 30, 2010 and 2009, respectively.  During the nine month period ended September 30, 2010, there were no material changes from the Company’s lease obligations presented in its 2009 Form 10-K.

Purchase Commitments

The Company is a party to a variety of agreements pursuant to which it may be obligated to purchase products from other parties.  Typically, these obligations arise in the context of contracts entered into by the Company in the normal course of business.  During the nine months ended September 30, 2010, there were no material changes from the Company’s contractual obligations presented in its 2009 Form 10-K.

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Indemnification Agreements

The Company advances legal fees as required pursuant to indemnification agreements that were entered with certain former executives and employees while they were employed with the Company.  During the nine month period ended September 30, 2010, the Company advanced $2.8 million in payments and has recorded additional liabilities for $0.3 million at September 30, 2010 under these indemnity agreements.  We expect to continue to advance payments pursuant to these agreements in future periods; however, management is unable to estimate the amount or timing of future payments under such agreements.

NOTE 7 — LITIGATION AND CONTINGENCIES

In addition to the matters specifically described below, the Company is involved in other legal and regulatory proceedings that arise in the ordinary course of business that do not have a material impact on the Company’s business. Litigation claims and proceedings of all types are subject to many factors that generally cannot be predicted accurately.

The Company records reserves for claims and lawsuits when they are probable and reasonably estimable. Except as otherwise specifically noted, the Company currently cannot determine the ultimate resolution of or the amount of monetary damages sought as relief in the matters described below. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, the Company has not recognized in its consolidated financial statements the potential liability that may result from these matters. If one or more of these matters is determined against the Company, it could have a material adverse effect on the Company’s earnings, liquidity and financial condition.

The Company continues to gather additional facts and information related to insurance billing and healthcare compliance issues and marketing and promotional practices in connection with these legal and administrative proceedings with the assistance of legal counsel.

SEC Investigation

The Fort Worth Regional Office of the Securities and Exchange Commission’s (“SEC”) Division of Enforcement is conducting a formal investigation into accounting matters related to the restatement of financial results as announced by the Company on July 21, 2008 and completed on November 18, 2009. The Company is cooperating with the SEC investigation. At this stage of the investigation, the Company cannot predict the ultimate outcome and is unable to estimate any potential liability the Company may incur.

DOJ Investigation

The Department of Justice (“DOJ”) is investigating certain of the Company’s activities including past sales, accounting, and billing procedures primarily in relation to the operation of the Company’s Spine business unit. The DOJ is also reviewing the Company’s relationship with its DiscoCare subsidiary. The Company is cooperating with this investigation. At this stage of the investigation, the Company cannot predict the ultimate outcome and is unable to estimate any potential liability the Company may incur.

Private Securities Class Action and Shareholder Derivative Lawsuits

Federal Court Actions

On April 4, 2008, a putative securities class action was filed in Federal court in the Southern District of Florida against the Company and certain of its former executive officers, alleging violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Plaintiffs allege that the defendants violated federal securities laws by issuing false and misleading financial statements and making material misrepresentations regarding the Company’s internal controls, business, and financial results. On October 28, 2008, the court granted the Company’s motion to transfer this case to the U.S. District Court, Western District of Texas. (McIlvaine v. ArthroCare, et al).

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

On July 25, 2008, a putative securities class action was filed in Federal court in the Western District of Texas against the Company, and certain of its current and former executive officers, alleging violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Plaintiffs allege that the defendants violated federal securities laws by issuing false and misleading financial statements and making material misrepresentations regarding the Company’s internal controls, business, and financial results. (Strong v. ArthroCare, et al).

On August 7, 2008, a derivative action was filed in Federal court in the Southern District of Florida against the Company and its then-current directors alleging breach of fiduciary duty based on the Company’s alleged improper revenue recognition, improper reporting of such revenue in SEC filings and press releases, failure to maintain adequate internal controls, and failure to supervise management. On October 14, 2008, the court granted the Company’s motion to transfer this case to the U.S. District Court, Western District of Texas. (Weil v. Baker, et al).

On March 4, 2009, a derivative action was filed in Federal court in the Western District of Texas against the Company’s current directors, a former director, certain of its current and former executive officers and other employees and PricewaterhouseCoopers LLP alleging (i) disgorgement under Section 304 of the Sarbanes-Oxley Act; (ii) violations of Section 10(b) of the Exchange Act and Rule 10b-5; (iii) breach of fiduciary duty; (iv) abuse of control; (v) gross mismanagement of the Company; (vi) waste of corporate assets; (vii) insider trading; and (viii) unjust enrichment. (King v. Baker, et al).

On April 29, 2009, a derivative action was filed in Federal court in the Western District of Texas against the Company’s current directors and a former director alleging breach of fiduciary duty based on the Company’s improper revenue recognition, improper reporting of such revenue in SEC filings and press releases, failure to maintain adequate internal controls, and failure to supervise management. (Barron v. Baker, et al).

On October 28, 2008, and thereafter, the two putative securities class actions and the shareholder derivative actions were consolidated and designated: In Re ArthroCare Corporation Securities Litigation, Case No. 1:08-cv-00574-SS (consolidated) in the U.S. District Court, Western District of Texas. On December 10, 2008, Lead Plaintiffs and Lead Plaintiffs’ counsel were appointed in the putative consolidated securities class action. The Lead Plaintiff filed an Amended Consolidated Class Action Complaint on December 18, 2009, seeking unspecified monetary damages and interest.  ArthroCare filed a Motion to Dismiss the Amended Consolidated Class Action Complaint on February 16, 2010.  On July 20, 2010, the federal court issued a ruling granting in part and denying in part ArthroCare’s Motion to Dismiss, permitting certain claims related to statements after December 11, 2007 to continue.

State Court Actions

On September 23, 2008, a derivative action was filed in Texas State District Court against the Company, and its then current directors and certain of its current and former officers. (Wieser v. Baker). In this action, one of the Company’s shareholders alleged derivative claims on behalf of the Company that its directors and officers breached their fiduciary duties to shareholders by allowing improper financial reporting, failing to maintain adequate financial controls over revenue recognition, disseminating false financial statements, abuse of control, gross mismanagement, waste of corporate assets, and engaging in insider trading.

On October 20, 2008, a derivative action was filed in Texas State District Court against the Company, its then directors and certain of its current and former executive officers. (Bocklet v. Baker). In this action, one of the Company’s shareholders alleged derivative claims on behalf of the Company that its directors and officers breached their fiduciary duties to shareholders by failing to maintain adequate financial controls over revenue recognition, allowing improper financial reporting, disseminating false financial statements, and engaging in insider trading.

On October 27, 2008, a derivative action was filed in Texas State District Court against the Company, its then directors and certain of its current and former executive officers. (Guthrie v. Baker). In this action, one of the Company’s shareholders alleged derivative claims on behalf of the Company that its directors and officers breached their fiduciary duties to shareholders by failing to maintain adequate financial controls over revenue recognition, allowing improper financial reporting, disseminating false financial statements, and engaging in insider trading.

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

On March 18, 2009, these three shareholder derivative actions were consolidated and designated: In Re ArthroCare Corporation Derivative Litigation, Case No. D-1-GN-08-3484 (consolidated), Travis County District Court. On the Company’s motion, the state shareholder derivative actions were stayed pending resolution of all motions to dismiss the federal Amended Consolidated Class Action Complaint and class certification, if any, of a class in the federal Amended Consolidated Class Action Complaint.

Proposed Settlement of Derivative Actions

On October 18, 2010, the Company, its directors and officers insurance carriers, and the plaintiffs in the Federal Court and State Court derivative actions agreed in principal to a settlement.   Under the terms of the proposed settlement, the director and officer insurers will collectively pay $8 million to the Company, on behalf of the individuals named as defendants in the Federal Court and State Court derivative actions, to settle the State and Federal Derivative actions.  From the $8 million payment to the Company, the lawyers for the plaintiffs will be entitled to seek an award of legal fees and costs from the Federal Court in an amount not to exceed $2.25 million.   The agreement also provides that the directors’ and officers’  insurers will pay the Company an additional $2  million for a broad mutual release by the Company and the insurers of any further rights or obligations under the directors’ and officers’ liability insurance policies. The settlement calls for certain mutually acceptable governance changes and is subject to approval of the former officers and directors who are parties to the derivative actions, an agreement by those former officers and directors to release the Company’s directors’ and officers’ liability insurance carriers of any further rights or obligations under the applicable directors’ and officers’ liability insurance policies, the execution of a full and final settlement agreement, and the approval of the settlement of the derivative actions by the U.S. District Court, Western District of Texas.

At this stage of the above described Federal Court and State Court actions, the Company cannot predict the ultimate outcome and is unable to estimate any potential liability the Company may incur.

NOTE 8 — SEGMENT INFORMATION

The Company has organized its marketing and sales efforts based on three operating segments which are aggregated into one reportable segment—the development, manufacture and marketing of disposable devices for less invasive surgical procedures.  Each of the Company’s business units has similar economic characteristics, technology, manufacturing processes, customers, distribution and marketing strategies, regulatory environments, and shared infrastructures. These business units are Sports Medicine, Ear Nose and Throat (“ENT”), and Spine.

Product sales by business unit for the periods shown were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Sports Medicine	$56,973	$50,608	$172,133	$150,619
ENT	23,015	21,276	69,935	64,168
Spine	4,324	4,524	13,492	14,702
Total product sales	$84,312	$76,408	$255,560	$229,489

ARTHROCARE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Internationally, the Company markets and supports its products primarily through its subsidiaries and various distributors.  Revenues attributed to geographic areas are based on the country or regional area where the Company’s customer is domiciled.  Product sales by geography for the periods shown were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

United States	$56,889	$52,777	$175,241	$161,591
Non-United States (1)	27,423	23,631	80,319	67,898
Total product sales	$84,312	$76,408	$255,560	$229,489

(1) No additional locations are individually significant.

Long-lived assets by geography at the balance sheet dates shown were as follows (in thousands):

	September 30, 2010	December 31, 2009

United States	$28,386	$31,791
Costa Rica	13,103	13,693
Other	5,952	6,719
Total long-lived assets	$47,441	$52,203

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto appearing elsewhere in this Form 10-Q. Readers should also review carefully Exhibit 99.1, “Forward-Looking Statements,” which provides information about the forward-looking statements in this report and a discussion of the factors that might cause our actual results to differ, perhaps materially, from these forward-looking statements.  Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this quarterly report on Form 10-Q which express that we “believe,” “anticipate,” “expect” or “plan to” as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.  As such, actual events or results may differ materially as a result of the risks and uncertainties described herein and elsewhere including, but not limited to, those factors discussed in Part II — Item 1A — “Risk Factors”. In this quarterly report on Form 10-Q, the terms the “Company”, “we”, “us” and “our” refer to ArthroCare Corporation and its subsidiaries.

Overview

We are a medical device company that develops, manufactures and markets surgical products, many of which are based on our minimally invasive patented Coblation® technology. Our products are used across several medical specialties, improving many existing soft-tissue surgical procedures and enabling new minimally invasive surgical procedures. Our business is divided into three business units: Sports Medicine, ENT, and Spine. Each business unit markets and sells its products in two principal geographic markets: Americas (North and South America) and International (all other geographies).

As previously reported, during 2009 and 2008, we experienced substantial delays in filing our periodic reports as a result of issues identified during a review of certain accounting and financial reporting matters as well as certain insurance billing and healthcare compliance practices conducted under the direction of our Audit Committee (the “Review”), which began in July 2008. The Review was completed in August 2009 and the results were reported to the Audit Committee and to the Board. In July 2008, we also commenced a separate comprehensive review of our accounting policies and procedures, financial reporting, internal controls and corporate governance. We completed this comprehensive review in November 2009, and as a result of our comprehensive review and the Review, we made extensive organizational and operational changes and improved our internal controls.  During the year ended December 31, 2009, our results of operations, financial position and cash flows were adversely affected by the effect that the Review and the restatement had on our management and employees, the significant costs of the Review and restatement, and, until its repayment on September 1, 2009, our failure to maintain compliance with covenants in our previous five year revolving credit agreement until we repaid the borrowings under this facility on September 1, 2009. In connection with the Review and restatement, we identified errors in our accounting and material weaknesses in our internal control over financial reporting. As described in “Part I—Item 4—Controls and Procedures,” we are still in the process of remediating certain of these identified material weaknesses.

First Quarter 2010 Accounting Corrections

Our results for the nine months ended September 30, 2010 include reductions of stock compensation expense to correct forfeiture calculation errors in prior periods. The impact of the error was an overstatement of operating expenses of $0.4 million in the year ended December 31, 2008 and $0.7 million in the year ended December 31, 2009. To correct this error, we recorded reductions of $0.8 million to general and administrative expense and $0.3 million to sales and marketing expense in the condensed consolidated statement of operations for the quarter ended March 31, 2010. We have determined that the impact of this uncorrected error is immaterial to all prior periods, and that the correction is immaterial to the quarter and nine month period ended September 30, 2010 and we expect it to be immaterial to our results for the year ending December 31, 2010.

Key Financial Items, Trends and Uncertainties Affecting Our Business

Our management reviews and analyzes several metrics and ratios in order to manage our business and assess the quality of and potential variability of our operating performance. The most important of these financial metrics and ratios include:

Product Sales Growth

Our principal source of revenue is from sales of our products, which primarily include disposable surgical devices and implants. Product sales are made through our direct sales employees, independent sales agents and independent distributors.  We anticipate that disposable device sales and implants will remain the key component of our product sales for the indefinite future.  We also generate revenue from royalties and fees from licensing of our products and technology to other companies and earn other revenues from shipping and handling costs billed to customers.

We also contract manufacture disposable surgical devices for use in Sports Medicine procedures for another medical devices company.   In the quarter ended September 30, 2010, product revenue from contract manufacturing was $10.3 million, which represents an unusually high amount compared to the same quarter in 2009 when product revenue from contract manufacturing was $3.9 million.  In the fourth quarter of 2010, we anticipate contract manufacturing revenue will decline significantly as most of our projected second half of 2010 deliveries occurred in the third quarter.

Reported product sales increased 10.3 percent and 11.4 percent for the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009.  The Company’s total revenue target for 2010 is $356 million, representing an increase of 7.3% over 2009 revenue.  Total revenue through the nine-months ended September 30, 2010 was $267.3 million, implying fourth quarter of 2010 total revenue at our target would be approximately $88.7 million, which would be 4% lower than total revenue in the fourth quarter of 2009 of $92.5 million.

Gross Product Margin

Gross product margin as a percentage of product sales for the quarter and nine month period ended September 30, 2010 was 65.6 percent and 66.8 percent, respectively, compared to 68.2 percent and 70.3 percent for the same periods in 2009.  Cost of product sales consists of all product manufacturing costs (including material costs, labor costs, manufacturing overhead, warranty and other direct product costs), adjustments to the carrying value of inventory for excess or obsolete items, certain stock based compensation costs associated with manufacturing and operations personnel and costs of product shipped to our customers. Cost of product sales also includes the amortization of controller units that have been placed at customer locations to enable the use of our disposable surgical products. We maintain ownership of all placed controllers and the cost of controller units are capitalized and amortized into cost of product sales over the useful life of the controller unit. Most of our manufactured products are produced at our Costa Rica facility which has experienced stable operations. Raw materials used to produce our products are generally not subject to substantial commodity price volatility.

Operating Margin

Operating margin is our income (loss) from operations as a percentage of total revenues. Our key operating expenses include expenses incurred in connection with research and development, sales and marketing, and general and administrative activities as well as the amortization of intangible assets.  Operating margin for the quarter and nine month period ended September 30, 2010 was 13.2 percent and 14.6 percent, respectively, and negative 6.9 percent and negative 4.8 percent for the same periods in 2009.  During the quarter and nine month period ended September 30, 2009, our operating expenses were higher when compared to the same periods in 2010 due primarily to expenses incurred in connection with the Review and the restatement of our financial statements.

In October 2010, we reduced the Americas sales and marketing personnel in our Spine unit.  All affected positions will be eliminated before the end of 2010 and we will incur approximately $0.4 million of severance expense in the fourth quarter in connection with this reduction in force.

Net Earnings

Net earnings represent the net income or loss in the period. Net earnings will be affected by the same trends that impact our revenues, gross product margin and operating margin. In addition, net earnings will also be affected by other income and expenses, such as interest expense, foreign currency gains and losses and income taxes.  Interest expense and bank fees were lower in the quarter and nine month period ended September 30, 2010 as we repaid all outstanding bank borrowings on September 1, 2009. We expect that we will report foreign currency gains or losses each period due primarily to changes in the value of the euro, British pound and Australian dollar versus the U.S. dollar.

Our effective income tax rate is less than the U.S. statutory rate as a substantial portion of our operations are outside the U.S. in jurisdictions with lower tax rates, including Costa Rica, where we have a tax holiday that extends through December 2015.  In years of loss, our effective tax rate may exceed the U.S. statutory rate depending on the apportionment of income or loss between jurisdictions in which we operate. We expect to be able to fully utilize our deferred tax assets.

Results of Operations

Results of operations for the three and nine months ended September 30, 2010 and 2009 (in thousands, except percentages and per-share data) were as follows:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	Dollars	% Total Revenue	Dollars	% Total Revenue	Dollars	% Total Revenue	Dollars	% Total Revenue

Revenues:
Product sales	$84,312	95.9%	$76,408	96.1%	$255,560	95.6%	$229,489	96.0%
Royalties, fees and other	3,570	4.1%	3,110	3.9%	11,718	4.4%	9,629	4.0%
Total revenues	87,882	100.0%	79,518	100.0%	267,278	100.0%	239,118	100.0%

Cost of product sales	29,029	33.0%	24,316	30.6%	84,802	31.7%	68,185	28.5%

Gross profit	58,853	67.0%	55,202	69.4%	182,476	68.3%	170,933	71.5%

Operating expenses:
Research and development	9,383	10.7%	9,229	11.6%	27,076	10.1%	27,099	11.3%
Sales and marketing	26,669	30.3%	28,563	35.9%	82,397	30.8%	88,700	37.1%
General and administrative	9,295	10.6%	11,981	15.1%	27,372	10.2%	36,101	15.1%
Amortization of intangible assets	1,564	1.8%	1,583	2.0%	4,685	1.8%	4,757	2.0%
Investigation and restatement-related costs	317	0.4%	9,293	11.6%	1,888	0.7%	25,323	10.6%
Reimbursement services	25	0.0%	46	0.1%	70	0.1%	312	0.1%
Total operating expenses	47,253	53.8%	60,695	76.3%	143,488	53.7%	182,292	76.2%

Income (loss) from operations	11,600		(5,493)		38,988		(11,359)
Interest and other income (expense), net	1,227		(1,653)		(2,998)		(4,920)

Income (loss) before income taxes	12,827		(7,146)		35,990		(16,279)

Income tax provision	3,570		(2,719)		9,824		(2,656)

Net income (loss)	9,257		(4,427)		26,166		(13,623)

Accrued dividends and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(820)		(27,252)		(2,434)		(27,252)

Net income (loss) available to common stockholders	$8,437		$(31,679)		$23,732		$(40,875)

Weighted-average shares outstanding:
Basic	27,017		26,838		26,972		26,798
Diluted	27,323		26,838		27,299		26,798

Earnings (loss) per common share:
Basic	$0.26		$(1.18)		$0.72		$(1.53)
Diluted	$0.25		$(1.18)		$0.72		$(1.53)

Product Sales

Product sales by business unit and geographic market for the periods shown were as follows (in thousands, except percentages):

	Three Months Ended				Three Months Ended
	September 30, 2010				September 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$40,029	$16,944	$56,973	67.6%	$35,502	$15,106	$50,608	66.2%
ENT	19,379	3,636	23,015	27.3%	18,109	3,167	21,276	27.9%
Spine	2,276	2,048	4,324	5.1%	2,636	1,888	4,524	5.9%
Total product sales	$61,684	$22,628	$84,312	100.0%	$56,247	$20,161	$76,408	100.0%

% Net product sales	73.2%	26.8%	100.0%		73.6%	26.4%	100.0%

	Nine Months Ended				Nine Months Ended
	September 30, 2010				September 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$122,121	$50,012	$172,133	67.3%	$106,760	$43,867	$150,627	65.6%
ENT	58,990	10,945	69,935	27.4%	54,882	9,278	64,160	28.0%
Spine	7,114	6,378	13,492	5.3%	8,394	6,308	14,702	6.4%
Total product sales	$188,225	$67,335	$255,560	100.0%	$170,036	$59,453	$229,489	100.0%

% Net product sales	73.7%	26.3%	100.0%		74.1%	25.9%	100.0%

Product sales in our Sports Medicine business unit increased $6.4 million, or 12.6 percent, and $21.5 million, or 14.3 percent, for the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009.  For the quarter ended September 30, 2010, the product sales increase is attributable to a $6.4 million increase in contract manufacturing volume pursuant to an existing supply and distribution agreement with Smith & Nephew.   Worldwide sales of our proprietary products were flat, as a decline in Americas products sales was offset by higher International product sales.

For the nine months ended September 30, 2010, Sports Medicine product sales in the Americas increased by $15.4 million, due largely to a $14.5 million increase in contract manufacturing volume pursuant to an existing supply and distribution agreement with Smith & Nephew and included $6.6 million for the recognition of product sales from prior periods that were deferred pending resolution of certain contract issues with customers during the quarter ended March 31, 2010.  Excluding the recognition of deferred revenue, proprietary product sales in the Americas decreased $5.8 million for the nine month period ended September 30, 2010.  Approximately half of this decline was related to lower volume and half related to reductions in average sales prices.  For the nine month period ended September 30, 2010, international product sales increased by $6.1 million, due primarily to increases in our direct international markets.

Product sales in our ENT business unit increased $1.7 million, or 8.2 percent, and $5.8 million, or 9.0 percent, for the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009.  For both the quarter and nine month period ended September 30, 2010 product sales increased in the Americas as a result of increased Coblation sales and higher average sales price as well as increased product revenue from our Rapid Rhino product line.  International product sales increased due to higher ENT product demand, particularly in the Asia Pacific region.

Product sales in our Spine business unit decreased $0.2 million, or 4.4 percent, and $1.2 million, or 8.2 percent, in the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in

2009.  In the Americas, PDD SpineWand sales continue to be negatively affected by the Centers for Medicare & Medicaid Services, or CMS, negative reimbursement determination in September 2008.  Demand for Parallax products in the United States, our primary Parallax market, continue to be negatively impacted by studies published in 2009 that challenged whether patient outcomes were positively impacted by vertebroplasty procedures.

In total, International product sales across all business units increased $2.5 million or 12.2 percent and $7.9 million or 13.3 percent during the quarter and nine month period ended September 30, 2010, respectively, compared with the same periods in 2009.  Product sales increased by $1.7 million and $6.7 million for the quarter and nine month period ended September 30, 2010, respectively, in our direct International markets, while sales to distributors increased by $0.8 million and $1.2 million. Had the same foreign currency rates been in effect in the quarter ended September 30, 2010 as were in effect in the same quarter in 2009,  the U.S. dollar reported value of product sales would have been higher by $0.9 million, for the quarter ended September 30, 2010.  Similarly, had the same foreign currency rates been in effect for the nine-month period ended September 30, 2010 as were in effect in the same period of 2009, the U.S. dollar reported value of  product sales would have decreased by $0.6 million for the nine month period ended September 30, 2010.

Royalties, Fees and Other Revenues

Royalties, fees, and other revenues consist mainly of revenue from the licensing of our products and technology, shipping and handling costs billed to customers. Such revenues increased $0.5 million and $2.1 million during the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009.  The increase for both the quarter and nine month period ended September 30, 2010 was primarily a result of increased royalties from third parties that use our radio frequency, or RF, technology pursuant to a license.

Cost of Product Sales

Cost of product sales for the periods shown were as follows (in thousands, except percentages):

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	Dollars	% Net Product Sales	Dollars	% Net Product Sales	Dollars	% Net Product Sales	Dollars	% Net Product Sales

Product cost	$24,151	28.6%	$19,981	26.1%	$70,402	27.5%	$55,817	24.3%
Controller amortization	3,074	3.6%	2,369	3.1%	8,079	3.2%	6,763	2.9%
Other	1,804	2.2%	1,966	2.6%	6,321	2.5%	5,605	2.5%
Total cost of product sales	$29,029	34.4%	$24,316	31.8%	$84,802	33.2%	$68,185	29.7%

Gross product margin as a percentage of product sales for the quarter and nine month period ended September 30, 2010 was 65.6 percent and 66.8 percent, respectively, compared to 68.2 percent and 70.3 percent for the same periods in 2009.  Gross product margin was lower for both the quarter and nine month period ended September 30, 2010 due to increased revenue from contract manufactured product which generally are sold at a lower average sales price, but for which we do not incur sales commission or marketing expense.  Additionally charges for excess and obsolete inventory increased $1.6 million and $4.0 million for the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009.

Operating Expenses

Operating expenses for the periods shown were as follows (in thousands, except percentages):

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	Dollars	% Total Revenue	Dollars	% Total Revenue	Dollars	% Total Revenue	Dollars	% Total Revenue

Research and development	$9,383	10.7%	$9,229	11.6%	$27,076	10.1%	$27,099	11.3%
Sales and marketing	26,669	30.3%	28,563	35.9%	82,397	30.8%	88,700	37.1%
General and administrative	9,295	10.6%	11,981	15.1%	27,372	10.2%	36,101	15.1%
Amortization of intangible assets	1,564	1.8%	1,583	2.0%	4,685	1.8%	4,757	2.0%
Investigation and restatement-related costs	317	0.4%	9,293	11.6%	1,888	0.7%	25,323	10.6%
Reimbursement services	25	0.0%	46	0.1%	70	0.0%	312	0.1%
Total operating expenses	$47,253	53.8%	$60,695	76.3%	$143,488	53.6%	$182,292	76.2%

Research and development expense increased approximately $0.2 million during the quarter ended September 30, 2010, compared to the quarter ended September 30, 2009.  Research and development expense increased as a result of higher short-term incentive accruals in the quarter.  Research and development expenses for the nine months ended September 30, 2010 were essentially flat compared to the same period in 2009.  Research and development costs as a percentage of sales decreased.

Sales and marketing expense decreased $1.9 million and $6.3 million, to 30.3 percent and 30.8 percent of total revenues, during the quarter and nine month period ended September 30, 2010, respectively, compared to 35.9 percent and 37.1 percent of total revenues for the same period in 2009.  Sales and marketing expense as a percentage of total revenues decreased as a result of previously deferred revenue that was recognized in the first quarter of 2010 and an increase in contract manufacturing product revenues neither of which incurred commission or other selling expense.  Additionally sales and marketing expenses decreased as a result of lower product demonstration costs and a decrease in bad debt allowance requirements due to improved accounts receivable performance.  Finally, Spine sales and marketing expense in the Americas decreased $1.3 million and $4.3 million for the quarter and nine month period ended September 30, 2010, respectively, compared to the same periods in 2009 as we restructured our Spine distribution channel from primarily a direct sales organization to agents.

General and administrative expense decreased $2.7 million and $8.7 million, to 10.6 percent and 10.2 percent of total revenues during the quarter and nine month period ended September 30, 2010, respectively, compared to 15.1 percent of total revenues for the same periods in 2009.  The decrease for both the quarter and nine month period ended September 30, 2010 was primarily a result of a decrease in legal fees related to certain patent matters that were settled in December 2009, partially offset by an increase in accounting and compliance personnel.

Investigation and restatement expense was $0.3 million and $1.9 million during the quarter and nine month period ended September 30, 2010, respectively, compared to $9.3 million and $25.3 million for the same periods in 2009.  The decrease in both periods is primarily as a result of completing the Review and restatement process in November of 2009.  We expect to continue to incur legal defense costs in connection with the DOJ, SEC and shareholder and derivative class action matters arising from the Review and restatement, which will continue to be classified as investigation and restatement-related expense in future periods.

Interest and Other Expense, Net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest and other expense, net	$(96)	$(1,207)	$(286)	$(3,339)
Foreign exchange gain (loss), net	1,323	(446)	(2,712)	(1,581)
Interest and other income (expense), net	$1,227	$(1,653)	$(2,998)	$(4,920)

Interest and other expense, net decreased to $0.1 million and $0.3 million for the quarter and nine month period ended September 30, 2010, respectively, compared to $1.2 million and $3.3 million for the same periods in 2009, primarily as a result of repaying our Credit Agreement borrowings in September 2009.  During the fourth quarter of 2009, we identified an error related to the translation of foreign currencies into U.S. dollars for certain subsidiaries.  The impact of this error was recorded in the quarter ended December 31, 2009 as management determined that the impact of the error was not material to the year.  Had management recorded the impact of the error in proper periods in 2009 the foreign exchange loss would have been a foreign currency gain of $0.4 million and $2.6 million for the quarter and nine month period ended September 30, 2009, respectively.

Income Tax Provision (Benefit)

Our effective tax rate for the nine month period ended September 30, 2010 was 27.3 percent compared to 16.3 percent for the same period in 2009.  The federal research and experimentation credit expired on December 31, 2009, and as of September 30, 2010, the credit had not been extended.  In January 2009, the U.S. Treasury issued temporary cost-sharing regulations and we decided to adjust our intercompany payments for all open tax years, resulting in  additional income tax expense of approximately $3.6 million in the quarter ended March 31, 2009.  Excluding the effect of the changes in the temporary cost-sharing regulations, our effective tax rate for the nine month period ended September 30, 2009 was 38.4%.

Liquidity and Capital Resources

As of September 30, 2010, we had $151.2 million in working capital, compared to $106.3 million at December 31, 2009.  Cash and cash equivalents increased from $57.4 million at December 31, 2009 to $113.0 million at September 30, 2010.  Since the repayment and termination of our Credit Agreement on September 1, 2009, cash and cash equivalents are our principal source of liquidity.  We expect that our cash flows from operations together with cash on hand will be sufficient to satisfy our short-term and, excluding the uncertainty related to the ongoing litigation and investigations to which we are a party, long-term normal operating liquidity requirements.

Cash provided by operating activities for the nine months ended September 30, 2010 was $63.6 million and differed from our net income of $26.2 million due to depreciation and amortization of $18.7 million, non-cash stock-based compensation expense of $5.8 million, provisions for bad debt and excess and obsolete inventory totaling $6.1 million, and changes in non-cash working capital accounts.

Cash used in investing activities for the nine months ended September 30, 2010 and 2009 was $8.7 million and $9.7 million, respectively, which was primarily related to the purchase of property and equipment, including controller units.  Cash used in investing activities for the nine months ended September 30, 2009 also included approximately $3.0 million related to maturities of short term investments that had been classified as available-for-sale.

Cash provided by financing activities for the nine months ended September 30, 2010 and 2009 was $1.1 million and $14.5 million, respectively.  Cash provided by financing activities for the nine months ended September 30, 2009 included $69.5 million proceeds from issuance of Series A Redeemable Convertible 3% Preferred Stock, offset by $55.0 million of principal repayments on our revolving credit agreement.

Critical Accounting Policies and Estimates

There have been no material updates to our critical accounting policies and estimates set forth in “Part II—Item 7—Management Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our 2009 Form 10-K.

Recently Issued Accounting Pronouncements

See Note 1 of Notes to Condensed Consolidated Financial Statements included in “Part I—Item 1—Financial Statements” for a description of recently issued accounting pronouncements, including the expected dates of adoption and estimated effects on our results of operations, financial position, and cash flows.

Disclosures about Contractual Obligations and Commercial Commitments

We have various contractual obligations, which are recorded as liabilities in our condensed consolidated financial statements.  Other items, such as certain purchase commitments with suppliers and minimum lease payments under operating leases, are not recognized as liabilities in our condensed consolidated financial statements but are required to be disclosed.  During the nine months ended September 30, 2010, there were no material changes from our contractual obligations presented in our 2009 Form 10-K.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks as part of our ongoing business operations, primarily risks from changing interest rates and foreign currency exchange rates that may impact, adversely or otherwise, our financial condition, results of operations or cash flows. Although payments under the operating leases for our facilities are tied to market indices, we are not exposed to material interest rate risk associated with operating leases.  We have not historically used derivative financial instruments to manage these market risks and we do not plan to do so in the future.

Our interest income is dependent on changes in the general level of U.S. dollar interest rates. Our cash and cash equivalents consist of money market funds and various deposit accounts.  Due to the nature and value of our investments, we have concluded that we do not have material interest rate risk exposure.  An immediate 10 percent increase or decrease in interest rates would not have a material adverse impact on our future operating results or cash flows.

The table below presents principal amounts and related weighted average interest rates as of September 30, 2010 for our cash and cash equivalents as well as the balance of our loan receivable (in thousands, except percentages):

Cash and cash equivalents	$113,036
Average interest rate earned on cash and cash equivalents	less than 0.01%
Loan receivable	$2,601
Average interest rate on loan receivable	7.0%

Foreign Currency Risk

A significant portion of our international sales and operating expenses are denominated in currencies other than the U.S. dollar.  To the extent that the exchange rates for these currencies fluctuate against the U.S. dollar, we will experience variations in our results of operations and financial condition.

Our cash and cash equivalents at September 30, 2010 are denominated primarily in U.S. dollars; however, we also maintain balances in euros, British pounds, Swedish kroner, Swiss francs, Australian dollars and Costa Rican colones in support of local subsidiary operations.  A 10 percent change in the September 30, 2010 exchange rates for these currencies would have an impact on pre-tax income of approximately $0.3 million.

We have not used derivative financial instruments to hedge against foreign currency exchange risk and do not anticipate doing so in the future. Our objective to minimize foreign currency gains and losses has been managed by maintaining only enough cash necessary for immediate working capital requirements in accounts denominated in currencies other than the U.S. dollar and holding the majority of our cash and cash equivalents in U.S. dollar accounts.

ITEM 4.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15 under the Securities Exchange Act of 1934, as amended, management has evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report.  Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our CEO and CFO, as appropriate, to allow timely decisions regarding our required disclosure.  In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management was required to apply its judgment in evaluating and implementing possible controls and procedures.

Pursuant to this evaluation, our CEO and CFO concluded that, as of September 30, 2010, the end of the period covered by this report, our disclosure controls and procedures were not effective at the reasonable assurance level as a result of the material weaknesses that management has identified in our internal control over financial reporting.

We have taken steps and are taking the actions described more fully below under “Remediation Activities” to remediate the material weaknesses in our internal control over financial reporting.

To address the material weaknesses described in this Item 4, management performed additional analyses and other post-closing procedures designed to provide reasonable assurance that our consolidated financial statements were prepared in accordance with GAAP.  As a result of these procedures, management believes that the consolidated financial statements included in this report fairly present, in all material respects, our financial position, results of operations and cash flows as of the dates and for the periods presented, in conformity with GAAP.

Management identified the following control deficiencies that constitute material weaknesses that existed as of December 31, 2009 and are not fully remediated.

1.              We did not maintain an effective control environment with the sufficient complement of personnel, procedures for gathering and disseminating information pertinent to our financial reporting (information and communication) or activities that effectively monitor the performance of controls. Specifically:

•                  Control environment.  We did not maintain the sufficient complement of personnel with the appropriate level of accounting knowledge, experience, and training in the application of GAAP commensurate with our financial reporting requirements.

•                  Information and communication.   We did not maintain effective procedures for communicating to all relevant personnel our accounting policies, the importance of consistent application of our accounting policies, and essential data required to properly apply GAAP to our transactions. Specifically, we did not have appropriate procedures to provide reasonable assurance that non-routine terms in business arrangements with financial reporting implications are communicated completely, accurately or in a timely manner to our accounting personnel. As a result, accounting personnel did not have the necessary information to determine the financial reporting consequences of certain transactions.

•                  Monitoring of controls.   We did not maintain effective monitoring activities to provide reasonable assurance that breakdowns in the operation of controls would be timely detected and corrected. As a result, we did not detect deficiencies in compliance with our accounting policies on a timely basis.

These material weaknesses led to erroneous judgments regarding the application of GAAP and resulted in errors in the preparation of our financial statements. These material weaknesses also contributed to the continued existence of the material weaknesses described in items 2 and 3 below.

The previously disclosed material weaknesses relating to accounting for revenue were remediated as of the date of June 30, 2010.  Accordingly, we have concluded these material weaknesses related to the control environment, information and communication and monitoring of controls no longer impact accounting for revenue.

2.              Period-end financial reporting process.  We did not maintain effective controls over the period-end financial reporting process, including controls with respect to the preparation, review, supervision, and monitoring of accounting operations. Specifically:

•                  We did not maintain effective controls to provide reasonable assurance that account reconciliations were properly performed and that reconciliations and journal entries were consistently reviewed for completeness and accuracy.

•                  We did not maintain effective controls to provide reasonable assurance that foreign currency transactions and balances were valued accurately in our consolidated financial statements.

•                  We did not maintain effective controls related to our accounting for stockholders’ equity to provide reasonable assurance that stock-based compensation expense was accurately recorded.

•                  We did not maintain effective controls to provide reasonable assurance that expenses were recognized in the proper reporting period, which affected the accuracy and valuation of certain intangible assets and also the completeness, accuracy and timely recording of prepaid expenses, accrued liabilities and the associated operating expenses.

3.              Acquisition accounting.  We did not maintain effective controls related to our accounting for business acquisitions to provide reasonable assurance that (a) business combination accounting identified and considered all pertinent facts related to pre-acquisition business arrangements between the parties to determine appropriate acquisition date accounting for the settlement of a pre-existing business arrangement; and (b) the rationale for an acquisition transaction was adequately considered, documented and communicated to properly assess the fair value of the net assets acquired.

These material weaknesses resulted in material errors in and the restatement of our annual and interim financial statements for 2006, 2007 and the first quarter of 2008, and resulted in adjustments and revisions to our annual and interim financial statements for the second, third and fourth quarters of 2008, and fourth quarter of 2009.  Additionally, these material weaknesses could result in a material misstatement to the annual or interim financial statements that would not be prevented or detected on a timely basis.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

Management has evaluated, with the participation of our CEO and CFO, whether any changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2010 have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on this evaluation, management has concluded that there are no material changes in our internal control over financial reporting which occurred during the quarter ended September 30, 2010.

REMEDIATION ACTIVITIES

Overview

Management continues to monitor, evaluate and improve upon certain remediation measures that have been implemented to address the above-described material weaknesses that remain as of the end of the period covered by this report and the date of this filing. These measures include (a) further enhancements to our financial reporting policies, procedures and processes involving account reconciliations, journal entries and corresponding supporting documentation; (b) designing appropriate training programs; and (c) changing monitoring practices concerning the review of key accounting controls and processes to ensure consistent compliance to established procedures and policies.

Management believes the remediation measures described below will remediate the identified control deficiencies and strengthen our internal control over financial reporting. As management continues to evaluate and work to enhance our internal control over financial reporting, it may be determined that additional measures must be taken to address control deficiencies or it may be determined that we need to modify or otherwise adjust the remediation measures described below.

Remediation Actions for Existing Material Weaknesses

Management believes that substantial progress has been made in addressing the deficiencies described above.  Personnel have been added to the accounting function with knowledge, experience and training suitable to our financial reporting requirements and design changes have been made in the accounting organization to better align personnel to specific accounting activities and responsibilities.  Efforts have been made to strengthen communication flow between business and accounting personnel to provide a sufficient level of assurance that essential data required to properly apply GAAP to our transactions is completely and accurately communicated to our accounting personnel in a timely manner. More rigorous routines have been implemented to detect and correct breakdowns in the operation of controls and to detect deficiencies in compliance with our accounting policies.  In addition, we have now fully staffed our internal audit department.

We have revised and, in some cases, are continuing to revise our policies and procedures with respect to the preparation, review, supervision, and monitoring of accounting operations, including those related to acquisition accounting.  Specific policies and procedures are being developed for the purpose of providing reasonable assurance that account reconciliations are properly performed and that such reconciliations and resulting journal entries are reviewed for completeness and accuracy; that foreign currency transactions and balances are valued accurately in our consolidated financial statements; that stock-based compensation expense is accurately recorded each period; and that expenses are recorded in the proper accounting period.  Although the evaluation of the sufficiency of this progress is ongoing, management believes that significant progress has been made toward remediating this material weakness.

The material weaknesses identified by management and discussed above are not fully remediated as of the date of the filing of this quarterly report. The Audit Committee continues to oversee management’s implementation plan for the above-referenced remedial measures and continues to monitor their implementation. In addition, under the direction of the Audit Committee, management will continue to review and make necessary changes to the overall design of the internal controls environment, as well as policies and procedures that are designed to enhance the overall effectiveness of our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

We discuss our material legal proceedings in Note 7, “Litigation and Contingencies,” in the notes to the condensed consolidated financial statements.  In addition to the matters specifically described in Note 7, we are involved in other legal and regulatory proceedings that arise in the ordinary course of business that do not have a material impact on our business.  Litigation claims and proceedings of all types are subject to many factors that generally cannot be accurately predicted.  We record reserves for claims and lawsuits when they are probable and reasonably estimable.  Except as otherwise specifically noted, we currently cannot determine the ultimate resolution of the matters described in Note 7.  For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in our condensed consolidated financial statements the potential liability that may result from these matters.  If one or more of these matters is determined against us, it could have a material adverse effect on our earnings, liquidity and financial condition.

ITEM 1A.  RISK FACTORS

This section identifies specific risks that should be considered carefully in evaluating our business. Any of these risks could adversely affect our business, results of operations or financial condition. Although we believe that these risks represent the material risks relevant to us, our business and our industry, new material risks may emerge that we are currently unable to predict. As a result, this description of the risks that affect our business and our industry is not exhaustive. The risks discussed below could cause our actual results to differ materially from our historical results or the results contemplated by the forward-looking statements contained in Exhibit 99.1, “Forward-Looking Statements”.

Material weaknesses and other control deficiencies relating to our internal control over financial reporting could result in errors in our reported results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, the risk.

Management’s assessment of our internal control over financial reporting as of December 31, 2009 concluded that our internal control over financial reporting was not effective and that material weaknesses existed. Until these material weaknesses and other control deficiencies are remediated, they could lead to errors in our reported financial results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

As described in “Part I—Item 4—Controls and Procedures,” we are currently in the process of remediating our identified material weaknesses. Management’s continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense. If we fail to establish and maintain adequate internal control over financial reporting, including any failure to implement remediation measures and enhancements for internal controls, or if we experience difficulties in their implementation, our business, financial condition and operating results could be harmed.

Any material weakness or unsuccessful remediation could affect investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing, or additional financing on favorable terms, could be materially and adversely affected, which in turn could materially and adversely affect our business, our strategic alternatives, our financial condition and the market value of our securities. In addition, perceptions of us among customers, lenders, investors, securities analysts and others could also be adversely affected. Current material weaknesses or any weaknesses or deficiencies identified in the future could also hurt confidence in our business and the accuracy and completeness of our financial statements, and adversely affect our ability to do business with these groups.

We can give no assurances that the measures we have taken to date, or any future measures we may take, will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair and accurate presentation of our financial statements included in our periodic reports filed with the SEC.

A failure to remain current in our filings may have material impacts on our business and liquidity.

If we are not able to remain current in our filings with the SEC, we will face several adverse consequences and restrictions. We will not be able to have a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering a public offering of securities, declared effective by the SEC, or make offerings pursuant to existing registration statements; we will not be able to make an offering to any purchasers not qualifying as “accredited investors” under certain “private placement” rules of the SEC under Regulation D; we will not be eligible to use a “short form” registration statement on Form S-3 for a period of at least 12 months after the time we become current in our periodic and current reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); we will not be able to deliver the requisite annual report and proxy statement to our stockholders to hold our annual stockholders meeting; our employees cannot be granted stock options, nor will they be able to exercise stock options registered on Form S-8, because Form S-8 would not be available to us; and our Common Stock may be delisted from the NASDAQ Stock Market. These restrictions may impair our ability to raise funds in the public markets, should we desire to do so, and to attract and retain employees.

In addition, pursuant to the Registration Rights Agreement between us and the holders of our Series A Preferred Stock, if our registration statement ceases to be available to the holders of our Series A Preferred Stock, a Registration Default occurs, then we shall pay the holders of the Series A Preferred Stock 2.00 percent per annum of the original liquidation preference of the Series A Preferred Stock, accruing from the date of the Registration Default until the Registration Default is cured.

The Review and resulting restatement, SEC and DOJ  investigations and other investigations, legal and administrative proceedings have increased our costs and could result in fines, injunctions, orders, and penalties which could materially adversely affect our business, financial condition, results of operations, and liquidity.

As previously reported, during 2009 and 2008, we experienced substantial delays in filing our periodic reports as a result of issues identified during the Review.  The Review was completed in August 2009 and the results were reported to the Audit Committee and to the Board. In July 2008, we also commenced a separate comprehensive review of our accounting policies and procedures, financial reporting, internal controls and corporate governance. We completed this comprehensive review in November 2009, and as a result of our comprehensive review and the Review, we made extensive organizational and operational changes and improved our internal controls. As a result of errors and possible irregularities identified by the Review and management’s review and analysis of certain accounting matters, we restated our financial statements for: the years ended December 31, 2007, 2006, 2005, and 2004; the quarter ended March 31, 2008 and each of the quarters for the years ended December 31, 2007 and 2006 in our Form 10-K for the year ended December 31, 2008 filed on November 18, 2009, or the 2008 Form 10-K.

We are involved in ongoing material legal proceedings and the actions currently pending result primarily from matters relating to our restatement and Review. See Note 7, “Litigation and Contingencies,” in the notes to the condensed consolidated financial statements.  These proceedings and other legal actions may harm our business or liquidity in the future.

We have incurred substantial cost and expenses for legal and accounting services due to the Review and resulting SEC and DOJ investigations. These matters will likely continue to divert our management’s time and attention and cause us to continue to incur substantial costs and expenses. Such investigations can also lead to fines or injunctions or orders with respect to future activities. We could incur substantial additional costs to defend and resolve litigation, investigations or proceedings arising out of or related to these matters. In addition, we could be exposed to enforcement or other actions with respect to these matters by the SEC’s Division of Enforcement, the DOJ or other federal or state agencies. At this point, we are unable to predict the duration, scope or result of these investigations or whether any of these agencies will commence any legal action. Any such investigations may result in us being subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, results of operations, financial condition and liquidity.

In connection with our pending legal proceedings, including any further litigation that is pursued or other relief sought by persons asserting claims for damages allegedly resulting from or based on the restatement or related events, we will incur defense costs that may exceed our insurance coverage. We may also incur costs if the insurers of our directors and our liability insurers deny coverage for the costs and expenses related to any litigation.

Many of our pending legal proceedings are in the early stages and we cannot predict their outcomes. However, irrespective of the outcomes, we may incur substantial costs, including defense and indemnity costs, and these matters may divert the attention of our technical and management personnel, which could materially harm our business. Moreover, if we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs. Adverse outcomes or other developments during the course of litigation or other proceedings may harm our business, financial condition, results of operations or liquidity as well as investors’ perception of our business, any of which could harm our stock price.

Our failure to comply with extensive government regulations could subject us to penalties and materially adversely affect our business, results of operations and financial condition.

Our medical device products and operations are subject to extensive regulation by the Food and Drug Administration, or FDA, and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things: design, development and manufacturing; testing, labeling and storage; clinical trials; product safety; marketing, sales and distribution; pre-market clearance and approval; record keeping procedures; advertising and promotions; recalls and field corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and product import and export.

The FDA and other governmental authorities have broad enforcement powers, and our failure to comply with these regulatory requirements could result in governmental agencies or a court taking action, including any of the following, which would adversely affect our business: issuing public warning letters to us; imposing fines and penalties on us; obtaining an injunction preventing us from manufacturing or selling our products; bringing civil or criminal charges against us; delaying the introduction of our products into the market; delaying pending requests for clearance or approval of new uses or modifications to our existing products; recalling, detaining or seizing our products; or withdrawing or denying approvals or clearances for our products.

If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer civil and criminal penalties, be required to pay substantial damages and make significant changes to our products and operations.

During the past several years, the U.S. health care industry has been subject to an increase in governmental regulation at both the federal and state levels. We are subject to numerous federal and state regulations. As part of our internal compliance program, we review our sales and marketing materials, contracts and programs with counsel, and require employees and marketing representatives to participate in regular training. We also have adopted and train our personnel on the code of conduct for Interactions with Health Care Professionals promulgated by the Advanced Medical Technology Association, or AdvaMed, a leading trade association representing medical device manufacturers. Most recently, we amended our Code of Business Conduct and Ethics, the “Code of Ethics,” in August 2009. Originally adopted in 2004 to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, the Code of Ethics was amended to qualify as well as a “code of conduct” under the current Federal Sentencing Guidelines and “Compliance Program Guidance for Pharmaceutical Manufacturers” 68 FR 23731 (May 5, 2003) applicable to medical device companies as published by the Office of Inspector General for the Department of Human Services. The Code of Ethics applies to all of our directors, officers, employees and agents. It also serves as an essential element of our Corporate Compliance Program, as announced in August 2009. However, we can give no assurances that our compliance program will ensure that the Company is in compliance with existing or future applicable laws and regulations. If our compliance program fails to meet its objectives, or if we otherwise fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties. We devote significant operational and managerial resources to comply with these laws and regulations. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make significant changes to our products and operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

Our accounting policies and methods require management to make judgments and estimates about matters that are inherently uncertain, which may result in our actual results differing significantly from those generated by our judgments and estimates.

Our accounting policies and methods require management to exercise judgment in applying many of these accounting policies and methods so that these policies and methods comply with generally accepted accounting principles in the U.S., or GAAP, and reflect management’s judgment of the most appropriate manner to report our financial condition and results of operations. See Note 3, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements in our 2009 Form 10-K for a description of our significant accounting policies.

The accounting policies we have identified as critical to the presentation of our financial condition and results of operations are described in “Part II — Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our 2009 Form 10-K.  We believe these policies are critical because they require management to make particularly subjective or complex judgments about matters that are inherently uncertain at the end of a period and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. Due to the complexity of these critical accounting policies, our accounting methods relating to these policies involve substantial use of estimates. Estimates are inherently imperfect predictors of actual results because they are based on assumptions, including assumptions about future events. Our estimates may not include assumptions that reflect very positive or very negative market conditions and, accordingly, our actual results could differ significantly from those generated by our estimates. As a result, the estimates that we use to prepare our financial statements, as well as our estimates of our future results of operations, may be significantly inaccurate.

We may be the subject of federal, state and/or foreign government civil and criminal enforcement efforts against health care companies, which could result in civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

In addition to uncertainties surrounding coverage policies, both federal and state government agencies have heightened civil and criminal enforcement efforts against health care companies, as well as their executives and managers. These efforts generally relate to a wide variety of matters, including referral and billing practices, and implicate a variety of state and federal laws, including state insurance fraud provisions, common law fraud theories, as well as both state and federal fraud-and-abuse, anti-kickback, false claims statutes, and the foreign corrupt practices act and similar international anti-bribery laws and regulations. Although we no longer directly bill any payor, some of our prior activities could become the subject of additional governmental investigations or inquiries. If we do not comply with the laws and regulations relevant to our business, we could be subject to civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

We are, and may in the future be, subject to intellectual property claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage.

We cannot assure you that we will not become subject to additional patent infringement claims or other litigation, including interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, to determine the priority of inventions. The defense and prosecution of intellectual property lawsuits, USPTO reexamination and interference proceedings and related legal and administrative proceedings, generally are costly and time-consuming. If other parties violate our proprietary rights, further litigation may be necessary to enforce our patents, to protect trade secrets or know-how we own or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or reexamination or interference proceedings will be costly and cause significant diversion of effort by our technical and management personnel.

An adverse determination in existing litigation, additional litigation or reexamination or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using certain technology. Furthermore, we cannot assure you that we could obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in judicial or administrative proceedings or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition, results of operations, and future growth prospects.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, business, financial condition, results of operations and future growth prospects.

Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our Coblation technology and our acquired technologies. We believe that our issued patents are directed at the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in specific surgical procedures. In addition, we believe that our issued patents are directed at many of the core features of our acquired technologies from Opus, Parallax, Atlantech and Applied Therapeutics, Inc. (“ATI”). Our earliest Coblation patents begin to expire in 2012. The majority of our royalty income is associated with licenses that include core Coblation patent rights which extend through the end of 2014.

There is no assurance that the patents we have obtained, or any patents we may obtain as a result of our pending U.S. or international patent applications, will provide any competitive advantages for our products. We also cannot assure investors that those patents will not be successfully challenged, invalidated or circumvented prior to their expiration. In addition, we cannot provide assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for or obtained, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the U.S. or in international markets. In Sports Medicine, many of our competitors have licensed our technology for limited fields of use. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

A number of medical device and other companies, universities and research institutions have filed patent applications or have issued patents relating to monopolar and/or bipolar electrosurgical methods and apparatus. We have received, and we may receive in the future, notifications of potential conflicts of existing patents, pending patent applications and challenges to the validity of existing patents. In addition, we have become aware of, and may become aware of in the future, patent applications and issued patents that relate to our products and/or the surgical applications and issued patents and, in some cases, have obtained internal and/or external opinions of counsel regarding the relevance of certain issued patents to our products. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our technology and such claims are ultimately determined to be valid, we may not be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Our inability to do either would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure investors that we will not have to defend ourselves in court against allegations of infringement of third-party patents, or that such defense would be successful.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements generally provide that all confidential information, developed or made known to the individual during the course of the individual’s relationship with us, is to be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We cannot assure investors that employees will not breach such agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

We will require a significant amount of cash to fund our working capital needs and planned expenditures. Our ability to generate cash depends on many factors beyond our control.

In the absence of a credit facility as a possible source of liquidity, our ability to meet our working capital needs and to fund capital expenditures will depend on our ability to generate cash from operations and effectively manage our cash balances. This is subject to general economic, financial, competitive and other factors that may be beyond our control. We are unable to predict the outcome of ongoing litigation and investigations to which we are a party and these matters could have a material adverse effect on our liquidity and cash flows. See Note 7, “Litigation and Contingencies,” in the notes to the condensed consolidated financial statements for further discussion on legal proceedings. We expect that our cash flows from operations together with cash on hand will be sufficient to satisfy our short-term and, excluding the uncertainty related to the ongoing litigation and investigations to which we are a party, long-term normal operating liquidity requirements; however, we cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to fund our other liquidity needs.

As a result, from time to time, we may be required to seek financing from alternative sources. In light of the current capital and credit market disruption and volatility, we cannot assure you that such alternative funding will be available to us on terms and conditions acceptable to us, or at all.

In addition, we maintain deposit accounts with numerous financial institutions around the world in amounts that exceed applicable governmental deposit insurance levels. While we actively monitor our deposit relationships, the unanticipated failure of a financial institution in which we maintain deposits could cause us to suffer losses that could materially harm our results of operations and financial condition.

We may not be able to keep pace with technological change or successfully develop new products with wide market acceptance, which could cause us to lose business to competitors.

We compete in a market characterized by rapidly changing technology. We may not be able to keep pace with technology or to develop viable new products. Our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products. Factors which may result in delays of new product introductions or cancellation of our plans to manufacture and market new products include capital constraints, research and development delays, and delays in acquiring regulatory approvals. Our new products and new product introductions may fail to achieve expected levels of market acceptance. Factors impacting the level of market acceptance include our ability to successfully implement new technologies, the timeliness of our product introductions, our product pricing strategies, our available financial and technological resources for product promotion and development, our ability to show clinical benefit from our products, and the availability of coverage and reimbursement for our products as discussed in the risk factor titled “Changes in coverage and reimbursement for procedures using our products could affect physicians” below.

The markets for our products are intensely competitive, which may result in our competitors developing technologies and products that are more effective than ours or that make our technologies and products obsolete. Many of our competitors have significantly greater resources and market power than we do.

The markets for our current products in our core businesses are intensely competitive. These markets include arthroscopy, spinal surgery and ENT surgery. We cannot assure you that other companies will not succeed in developing technologies and products that are more effective than ours, or that would render our technologies or products obsolete or uncompetitive in these markets.

Our primary competitors across all of our operating units consist of Medtronic, Inc., Smith & Nephew, Stryker Corporation, Johnson & Johnson, Cardinal Health/Allegiance, Olympus (through their subsidiary Gyrus), Arthrex, Inc., Cook Medical and various reprocessing operations.  These competitors tend to be large, well-financed companies with diverse product lines who may have significantly greater financial, manufacturing, marketing, distribution and technical resources than we do. Some of these companies offer broad product lines that they may offer as a single package and frequently offer significant price discounts as a competitive tactic. Furthermore, some of our competitors utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Many of the hospitals in the U.S. have purchasing contracts with our competitors. Accordingly, customers may be dissuaded from purchasing our products instead of our competitors’ products to the extent the purchase would cause them to lose discounts on our competitors’ products. In addition, we are aware of several small companies offering alternative treatments for back pain and other ailments or indications that may indirectly compete with our products.

If we were to be unable to continue to compete for any of the above reasons, it could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

Medical device reprocessors that reprocess our single-use devices and then provide them to customers at a lower cost than a new device may adversely affect our business, financial condition and results of operations.

Certain medical device reprocessors have been collecting our used or opened but unused single-use devices from customers and reprocessing, repackaging and providing them to customers at a price lower than the price of a new device.  These reprocessed devices may lead to confusion with our authorized products, reduce revenue and harm customer relationships.  In addition, this may increase time and expense spent investigating and addressing performance issues related to reprocessed wands and in enforcing our proprietary and contractual rights against such reprocessors.

Failure to obtain FDA clearance or approval for our products could materially adversely affect our business, results of operations, financial condition, and future growth prospects.

In the U.S., before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either premarket clearance under Section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, or approval of a PMA submission from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. However, as was the case in our recent submission for 510(k) clearance of Coblator IQ ENT Plasma Wands, the FDA has a high degree of latitude when evaluating submissions and may determine that a proposed device submitted for 510(k) clearance is not substantially equivalent (“NSE”) to a predicate device.  This NSE determination means that the device is automatically reclassified into Class III and the Company cannot market the device unless it is either approved through the PMA process or reclassified into Class I or Class II based on further submissions with supporting data.  A new submission may require clinical data. The PMA approval pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. Both of these processes can be expensive and lengthy and entail significant user fees, unless exempt. The FDA’s 510(k) clearance process usually takes from three to twelve months, but it can last longer. The FDA is currently considering changes to the 510(k) process which may make it more difficult or time consuming to obtain 510(k) clearance.  The process of obtaining PMA approval is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained. There is no assurance that we will be able to obtain FDA clearance or approval for any of our new products on a timely basis, or at all. Failure to obtain FDA clearance or approval for our new products could materially adversely affect our business, results of operations, financial condition, and future growth prospects.

Modifications to our currently FDA-cleared products may require new regulatory clearance or approvals or require us to recall or cease marketing our current products until clearances or approvals are obtained.

After a device receives 510(k) premarket notification clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, packaging, and certain manufacturing processes may require a new 510(k) clearance or Premarket Approval, or PMA. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) clearance or PMA approval in the first instance, but the FDA may review any manufacturer’s decision and may retroactively require the manufacturer to submit a premarket notification requesting 510(k) clearance or an application for PMA approval. The FDA also can require the manufacturer cease marketing and/or recall the modified device until 510(k) clearance or approval is obtained. FDA guidance documents define when to submit premarket notifications for new or modified devices. These guidance documents also define modifications for which a new 510(k) is not required. We have modified some of our marketed devices, and have determined that in certain instances new 510(k) clearances or PMA approvals are not required. No assurance can be made that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval, our business, financial condition, results of operations and future growth prospects could be materially adversely affected.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or “off-label” uses, which would adversely affect our financial condition.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians may use our products off-label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

Our products may in the future be subject to product recalls that could harm our reputation, business operations and financial results, and if our products cause or contribute to a death or serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or FDA enforcement actions.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Further, under the FDA medical device reporting regulations, or MDR, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

If we or our third-party suppliers fail to comply with the FDA’s Quality System Regulations, our manufacturing operations could be interrupted and our sales and our ability to generate profits could suffer.

We and certain of our third-party suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products in these jurisdictions. The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. If our facilities or those of our suppliers fail to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including any of the following sanctions: untitled letters; warning letters, fines, injunctions, consent decrees and civil penalties; customer notifications or repair, replacement, refunds, recall, detention or seizure of our products; operating restrictions or partial suspension or total shutdown of production; refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products; withdrawing 510(k) clearances on PMA approvals that have already been granted; refusal to grant export approval for our products; or criminal prosecution.

Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Changes in coverage and reimbursement for procedures using our products could affect use of our devices and our future revenue.

The demand for our products is highly dependent on the policies of third-party payors such as Medicare, Medicaid, private insurance, and managed care organizations that reimburse our customers when they use our products. Failure by physicians, hospitals and other users of our products to obtain sufficient coverage and reimbursement from healthcare payors for procedures in which our products are used, or adverse changes in environmental and private third-party payors’ policies toward coverage and reimbursement for such procedures would have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

In the U.S., third-party payors continue to implement initiatives that restrict the use of certain technologies to those that meet certain clinical evidentiary requirements. We are aware of several third-party payors in the U.S., including governmental payors such as Medicare and Medicaid and private health insurance companies, who consider Coblation technology used in certain procedures to treat certain clinical conditions to be experimental or investigational. These payors have developed policies that deny coverage and therefore make no reimbursement for such procedures using our devices. Procedures using our devices that are not covered by some payors include such procedures as plasma disc decompression, or Coblation nucleoplasty, as well as Coblation or radiofrequency volumetric tissue reduction for (1) removing soft tissue during arthroscopic surgery, (2) hypertrophied nasal turbinates for the treatment of chronic nasal obstruction or obstructive sleep apnea and (3) soft palate and tongue for the treatment of obstructive sleep apnea. However, some payors in the U.S. provide coverage and reimbursement for Coblation tonsillectomy for certain clinical indications and percutaneous vertebroplasty for patients that meet specified criteria. In addition, some payors are moving toward a managed care system and control their health care costs by limiting authorizations for surgical procedures, including elective procedures using our devices. Failure to obtain favorable payor policies could have a material adverse effect on our business and operations.

In addition to uncertainties surrounding coverage policies, third-party payors from time to time update reimbursement amounts and also revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to ambulatory surgical centers and physicians for procedures using our products. Since reimbursement for our products generally is included as part of the payments for procedures, these updates directly impact the amounts recognized for the costs of our products. An example of payment updates is the Medicare program updates to physician payments, which is done on an annual basis using a prescribed formula that results in lowered payments for physician services. In the past, Congress has passed legislation to prevent certain reductions in Medicare payments to physicians.  For 2010, CMS projected a rate reduction of 21.2% under the statutory formula unless Congress intervened again to avoid the payment reduction.  A number of legislative initiatives have prevented this reduction thus far, but on an incremental basis.  The latest was the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010, signed into law on June 25, 2010, which not only prevented the rate reduction, but also increased payment rates by 2.2%, effective June 1, 2010 through November 30, 2010.  For 2011, CMS is projecting a rate reduction of 6.1%, but this projection does not account for the 2010 legislative changes to the Physician Fee Schedule updates.  If Congress fails to intervene to prevent the negative update factor in the future, the resulting decrease in payment may adversely impact our revenues and results of operations.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to healthcare availability, methods of delivery or payment for products and services, or sales, marketing or pricing may cause our revenue to decline. In addition, we may need to revise our research and development plans if a program or programs no longer are commercially viable. Such changes could cause our stock price to decline or experience periods of volatility.

President Obama signed the Patient Protection and Affordable Care Act in March of 2010. The legislation imposes significant new taxes on medical device makers which will result in a significant increase in the tax burden on our industry, and could have a material, negative impact on our results of operations and our cash flows. Other elements of this legislation such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could significantly change the way healthcare is developed and delivered, and may materially impact many aspects of our business.

If we obtain the necessary international regulatory approvals, market acceptance of our products in international markets would be dependent, in part, upon the availability of coverage and reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We intend to seek international reimbursement approvals, although we cannot assure investors that any such approvals will be obtained in a timely manner, if at all. We are also unable to predict at this time the impact on our business of any future changes, if any, that are made to coverage and reimbursement policies by government action in key international markets.

Product liability claims could adversely impact our financial condition and impair our reputation.

Our business exposes us to potential product liability risks which are inherent in the design, manufacture and marketing of medical devices. In addition, many of our products are designed to be implanted in the human body for long periods of time. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to a patient. The occurrence of such a problem could result in product liability claims or a recall of one or more of our products, which could ultimately result in the removal from the body of such products and claims regarding associated costs and damages, which could materially adversely impact our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

We cannot assure you that our current product liability insurance coverage limits are adequate to protect us from any liabilities we might incur in connection with the development, manufacture and sale of our products. In addition, we may require increased product liability coverage as products are successfully commercialized in additional applications. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

We are dependent on key suppliers, and supply disruptions could materially adversely affect our business, financial condition, results of operations and future growth prospects.

Some of the key components of our products are purchased from single vendors. If the supply of materials from a single source supplier were interrupted, replacement or alternative sources might not be readily obtainable due to the regulatory and other requirements applicable to our manufacturing operations or the availability of certain product drawings and/or specifications. A new or supplemental filing with applicable regulatory authorities may require us to obtain clearance prior to our marketing a product containing new material. This clearance process may take a substantial period of time and we cannot assure investors that we would be able to obtain the necessary regulatory approval for a new material to be used in our products on a timely basis, if at all. This could create supply disruptions that would materially adversely affect our business, financial condition, results of operations and future growth prospects.

In addition, we primarily use a subcontractor located in Costa Rica to sterilize our disposable devices. We have the ability to use alternative sterilization service providers for most of our products. If our Costa Rica sterilization service were to be disrupted for any reason, we would be required to use alternative sources with longer processing and logistics cycles, which could lead to a disruption in our ability to supply products for a period of time.

We are dependent on warehouses in the U.S. and Belgium owned and operated by Deutsche Post DHL, Inc. If our ability to use these warehouses is disrupted, we may be unable to supply products to our customers on a timely basis, which could materially adversely affect our business.

The complex nature of the underlying support technologies utilized to exchange critical product information with third party transportation and logistics providers, such as “Electronic Data Interchange,” has, at times, caused disruptions in our ability to deliver products to customers on a timely basis. Failure of these supporting systems could impair our business for the duration of the failure.

Our business is susceptible to risks associated with international operations.

International operations are generally subject to a number of risks, including: protectionist laws, business practices, licenses, tariffs and other trade barriers that favor local competition; multiple, conflicting and changing governmental laws and regulations, such as tax laws regulating intercompany transactions; difficulties in managing foreign operations, including staffing, seasonality of operations, dependence on local vendors, and collecting accounts receivable; loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection; foreign currency exchange rate fluctuations; and political and economic instability.

We derived 26.3 percent and 25.9 percent of our total product sales for the nine months ended September 30, 2010 and 2009, respectively, from customers located outside of the Americas. We expect international revenue to remain a significant percentage of total revenue and we believe that we must continue to expand our international sales activities to be successful. Historically, a majority of our international revenues and costs have been denominated in foreign currencies and we expect future international revenues and costs will be denominated in foreign currencies. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

We require foreign regulatory approvals to market and sell our products in other countries. Failure to obtain and maintain these regulatory approvals would harm our ability to generate revenue.

To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

Disruptions or other adverse developments at our Costa Rica facility could materially adversely affect our business.

Our high-volume disposable devices and controllers are manufactured at our Company-owned facility in an industrial park in San Jose, Costa Rica. If our Costa Rica facility is not able to produce sufficient quantities of our controllers and products with adequate quality, or if our Costa Rica operations are disrupted for any reason, then we may be forced to locate alternative manufacturing facilities, including facilities operated by third parties. Disruptions may include, but are not limited to: changes in the legal and regulatory environment in Costa Rica; slowdowns or work stoppages within the Costa Rican customs authorities; acts of God (including but not limited to potential disruptive effects from an active volcano near the facility or earthquakes, hurricanes and other natural disasters); and other issues associated with significant operations that are remote from our headquarters and operations centers. Additionally, continued growth in product sales could outpace the ability of our Costa Rican operation to supply ordered products on a timely basis or cause us to take actions within our supply and manufacturing operations which increase costs, complexity and timing. Locating alternative facilities would be time-consuming, would disrupt our production and cause shipment delays and could result in damage to our reputation and profitability. Additionally, we cannot assure you that alternative manufacturing facilities would offer the same cost structure as our Costa Rica facility.

Future changes in technology or market conditions could result in adjustments to our recorded asset balance for intangible assets, including goodwill, resulting in additional non-cash charges that could significantly impact our operating results.

Our balance sheet includes significant intangible assets, including goodwill and other acquired intangible assets. The determination of related estimated useful lives and whether these assets are impaired involves significant judgments. Our ability to accurately predict future cash flows related to these intangible assets may be adversely affected by unforeseen and uncontrollable events. In the highly competitive medical device industry, new technologies could impair the value of our intangible assets if they create market conditions that adversely affect the competitiveness of our products. We test our goodwill for impairment in the fourth quarter of each year, but we also test goodwill and other intangible assets for impairment at any time when there is a change in circumstances that indicates that the carrying value of these assets may be impaired. Any future determination that these assets are carried at greater than their fair value could result in substantial non-cash impairment charges, which could significantly impact our reported operating results.

Delaware law and provisions in our charter could make the acquisition of our company by another company more difficult, which could adversely affect our stock price.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. This could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Certain provisions of our certificate of incorporation and bylaws allow us to issue preferred stock without any vote or further action by the stockholders, to eliminate the right of stockholders to act by written consent without a meeting, to specify advance notice and other procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and to eliminate cumulative voting in the election of directors. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock. These provisions of Delaware law, our certificate of incorporation, and our bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of our stock.

One Equity Partners, a private equity firm, may have influence on our major corporate decisions.

As previously reported, on September 1, 2009, an affiliate of One Equity Partners, or OEP, a private equity firm, acquired our Series A Preferred Stock. See “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our 2009 Form 10-K for a description of this transaction. As a result of this transaction, OEP became the largest beneficial owner of our stock. At this time, assuming conversion of the Series A Preferred Stock to our Common Stock, including make-whole amounts as defined in the Certificate of Designation for the Series A Preferred Stock but excluding outstanding options and warrants held by other parties, OEP would represent an ownership interest of approximately 17.7 percent of our voting stock. In connection with this transaction, we expanded the Board of Directors to eight members and granted OEP the right to nominate two directors. Effective September 1, 2009, Messrs. Gregory Belinfanti and Christian Ahrens, both partners of OEP, were appointed to our Board of Directors.

Consequently, OEP may have the ability to influence our Board of Directors and matters requiring stockholder approval, subject to the restrictions placed on OEP by the Securities Purchase Agreement, including without limitation OEP’s agreement to vote for any director nominated by the Board and to comply with the terms of the standstill.

Since September 1, 2010, OEP is free to convert the Series A Preferred Stock into our Common Stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our Common Stock, particularly if such dispositions are made in the open market and are substantial.

We may not be able to comply with the redemption rights, registration rights, and other rights of our holders of Series A Preferred Stock and our obligations under the Registration Rights Agreement with our holders of Series A Preferred Stock.

After September 1, 2014, or in connection with a change in control, the holders of our Series A Preferred Stock may require us to redeem any or all outstanding shares of Series A Preferred Stock at the liquidation preference of such redeemed Series A Preferred Stock including any applicable make-whole adjustment. We may not have sufficient liquidity to comply with the redemption right of our holders of Series A Preferred Stock at that time if such right is exercised. Alternatively, if we are able to comply with the redemption right of the holders of our Series A Preferred Stock, we may have insufficient remaining liquidity to conduct our business, which would materially adversely affect our business, liquidity, and financial condition.

In addition, pursuant to the Registration Rights Agreement between us and the holders of our Series A Preferred Stock, if our registration statement ceases to be available to the holders of our Series A Preferred Stock, a Registration Default occurs, then we shall pay the holders of the Series A Preferred Stock 2.00 percent per annum of the original liquidation preference of the Series A Preferred Stock, accruing from the date of the Registration Default until the Registration Default is cured.

We are dependent upon key management, technical personnel and advisors, and loss of our key personnel and advisors could have a material adverse effect on our business and results of operations.

The loss of the services of one or more key employees or consultants could have a material adverse effect on us. Our success also depends on our ability to attract and retain additional highly qualified management and technical personnel. We face intense competition for qualified personnel, any of whom often receive competing employment offers. We cannot assure you that we will continue to be able to attract and retain such personnel. Loss of key personnel would materially impact our ability to meet our financial and operational objectives and could have a material adverse effect on our business and our results of operations.

Circumstances associated with our integration of acquisitions may adversely affect our operating results.

An element of our growth strategy has been and in the future may be the pursuit of acquisitions of other businesses that expand or complement our existing products and distribution channels. Integrating businesses, however, involves a number of special risks, including: the possibility that management attention may be diverted from regular business concerns by the need to integrate operations; unforeseen costs, difficulties and liabilities in integrating our and the acquired company’s employees, operations and systems; accounting, regulatory, or compliance issues that could arise in connection with, or as a result of, the acquisition of the acquired company; challenges in retaining our customers or the customers of the acquired company following the acquisition; the difficulty of incorporating acquired technology and rights into our products and services; and impairment charges if our acquisitions are not successful due to these risks.

In addition, we may incur debt to finance future acquisitions and may issue securities in connection with future acquisitions, which may dilute the holdings of our current and future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our business, financial condition or operating results may be adversely affected.

Our operating results may fluctuate.

In our experience, our results of operations may fluctuate significantly from period to period. Adverse fluctuations due to these factors may adversely affect our level of revenues and profitability, results of operations, financial condition, and future growth prospects in the short and long term: the introduction of new product lines and increased penetration in existing applications; achievement of research and development milestones; the amount and timing of expenditures and the receipt and recognition of license fees; and timing of the receipt of orders and product shipments, absence of a backlog of orders, and the rate of product returns.

Factors may make the market price of our stock highly volatile.

The market price of our Common Stock could fluctuate substantially in the future. Investors may be unable to resell our Common Stock at or above their purchase price. This volatility may subject our stock price to material fluctuations due to the factors discussed in this “Risk Factors” section, and other factors including market reaction to acquisitions and trends in sales, marketing, and research and development; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts’ or market expectations; and sales of Common Stock by existing stockholders.

As previously reported, as of September 1, 2009, OEP owns all of our outstanding Series A Preferred Stock. Since September 1, 2010, OEP may convert the Series A Preferred Stock into our Common Stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our Common Stock, particularly if such dispositions are made in the open market and are substantial.

ITEM 2.  UNREGISTERED SALES OF SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.  RESERVED

ITEM 5.  OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Description
31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1	Forward-Looking Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARTHROCARE CORPORATION
a Delaware corporation

Date: November 1, 2010	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer

Date: November 1, 2010	/s/ Todd Newton
Todd Newton
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT DESCRIPTION

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Forward-Looking Statements

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a)

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David Fitzgerald, certify that:

1.               I have reviewed this quarterly report on Form 10-Q of ArthroCare Corporation (the “registrant”);

2.               Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.               Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.               Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.              Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the registrant’s audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.               All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 1, 2010	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a)

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Todd Newton, certify that:

1.               I have reviewed this quarterly report on Form 10-Q of ArthroCare Corporation (the “registrant”);

2.               Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.               Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.               Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.              Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.               All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 1, 2010	/s/ Todd Newton
Todd Newton
Senior Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of ArthroCare Corporation (the “Company”) hereby certifies, to such officer’s knowledge, that:

(i)                         The accompanying Quarterly Report on Form 10-Q of the Company for the three months ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii)                      The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 1, 2010	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002, or Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of the written statement required by Section 906, has been provided to ArthroCare Corporation and will be retained by ArthroCare Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of ArthroCare Corporation (the “Company”) hereby certifies, to such officer’s knowledge, that:

(i)                         The accompanying Quarterly Report on Form 10-Q of the Company for the three months ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii)                      The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 1, 2010	/s/ Todd Newton
Todd Newton
Senior Vice President and Chief Financial Officer

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 (“Section 906”), or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of the written statement required by Section 906, has been provided to ArthroCare Corporation and will be retained by ArthroCare Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This quarterly report on Form 10-Q for the quarter ended September 30, 2010 contains forward-looking statements, which are statements about matters that are not historical or current facts. In addition, our management may from time to time make forward-looking statements orally to analysts, investors, the news media and others. Forward-looking statements often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could,” “may” or similar words. Among the forward-looking statements in this report are statements relating to:

•                  our expectation that a disruption related to our single source suppliers or our primary sterilization provider could materially affect and disrupt our ability to manufacture, distribute and supply certain of our products;

•                  our expectation that a disruption to our supply sources and an inability to develop alternative sources for such supply would result in a material disruption of our ability to sell certain products for an extended time period and could adversely affect our operations;

•                  our belief that our patents are directed at, among other things, the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in many different surgical procedures;

•                  our belief that our issued patents are directed at many of the core features of our acquired technologies from Opus, Atlantech, Parallax and ATI;

•                  our expectation that if coverage or payment policies of third-party payors are revised in light of increased efforts to control healthcare spending or otherwise, the amount we may charge or the demand for our products may decrease;

•                  our expectation that even though a new medical device may have been approved for commercial distribution, we may find limited demand for the device until coverage and reimbursement have been obtained from governmental and private third-party payors;

•                  our belief that in the United States, healthcare reform legislation proposals will most likely remain focused on reducing the cost of healthcare and that efforts by private payors to contain costs through managed care and other methods will continue in the future as efforts to reform the healthcare system continue;

•                  our belief that we are well-positioned to respond to changes resulting from the worldwide trend toward cost-containment due to our manufacturing efficiencies and cost controls;

•                  our expectation that the repatriation of certain earnings of our foreign operations may result in substantial U.S. tax cost;

•                  our expectation that we may require increased product liability coverage as our products are successfully commercialized in additional applications;

•                  our belief that a successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and our ability to attract and retain customers for our products;

•                  our belief that management’s continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense;

•                  our belief that if we are not able to remain current in our filings with the Securities and Exchange Commission (“SEC”), we will face adverse consequences and restrictions;

•                  our expectation that the Review and resulting SEC and U.S. Department of Justice investigations will likely continue to divert our management’s time and attention and cause us to incur substantial costs and expenses;

•                  our expectation that our ability to generate revenue will be harmed if we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products;

•                  our intention to seek international coverage and reimbursement approvals;

•                  our belief that we must continue to penetrate the market in other orthopedic procedures, expand physicians’ education with respect to Coblation technology, and continue working on new product development efforts in order to achieve increasing disposable device sales over time;

•                  our expectation that our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products;

•                  our belief that we will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business, and our intention to continue to invest in new technology, make other capital expenditures, develop management and operating systems, and, where appropriate, hire, train, supervise and manage employees with expertise to handle these particular demands;

•                  our expectation that international revenue will remain a significant percentage of total revenue and our belief that we must continue to expand our international sales activities to be successful;

•                  our expectation that future international revenues and costs will be denominated in foreign currencies;

•                  our expectation that our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors;

•                  our expectation that we will require a significant amount of cash to fund our working capital needs and planned expenditures and that our ability to meet these needs will depend on our ability to generate cash from operations and effectively manage our cash balances;

•                  our belief that our facilities in the United States and those leased in various countries around the world for sales, marketing and administrative purposes are in good condition, well maintained, and are suitable and adequate to carry on our business;

•                  our belief that if one or more of the material legal proceedings in which we are involved is determined against us, it could have a material adverse effect on our earnings, liquidity and financial condition and our expectation that we will incur legal defense costs in relation to those proceedings;

•                  our expectation that disposable device sales and implants will remain the key component of our product sales for the foreseeable future;

•                  our expectation that net earnings will be affected by the same trends that impact our revenues, gross margin and operating margin as well as by other income and expenses, such as interest expense, and by income tax expense;

•                  our expectation that we will report foreign currency gains or losses each period due to the changes in the value of the euro, British pound, Swedish kroner, Swiss franc, Australian dollar and Costa Rican colon versus the U.S. dollar;

•                  our expectation that we will be able to fully utilize our deferred tax assets;

•                  our expectation that we will experience variations in our results of operations and financial condition to the extent that the exchange rates for foreign currencies fluctuate against the U.S. dollar;

•                  our expectation that we will continue to incur legal defense cost in connection with the DOJ and SEC matters related to the Review and restatement;

•                  our belief that our tax expense was, and will continue to be, significantly reduced due to a tax holiday for our Costa Rica manufacturing operations in which we are not subject to Costa Rican income tax until January 2016;

•                  our belief that our disclosure controls and procedures will not be effective at the reasonable assurance level until we are able to consistently file required reports with the SEC on a timely basis;

•                  our intention to continue to design and implement certain remediation measures to address material weaknesses and enhance our system of internal controls over financial reporting;

•                  our belief that the remediation measures identified will remediate the identified control deficiencies and strengthen our internal control over financial reporting;

•                  our expectation that additional measures may need to be taken to address control deficiencies or that we may need to modify or otherwise adjust our remediation measures;

•                  our expectation that the revision of our policies and procedures related to mergers and acquisitions, accruals, account reconciliations, accounting reviews and change management has and will continue to require additional training;

•                  our expectation that we will continue to enhance our accounting and finance processes to enhance our ability to assess the accuracy of the consolidated financial statements and whether business practices are consistent with our stated accounting policies and procedures;

•                  our expectation that we will continue to review and assess the sufficiency of our accounting and internal audit resources;

•                  our expectation that the account reconciliation process will be maintained prospectively as a tool to evaluate the consistent application of generally accepted accounting principles in the U.S. throughout our worldwide operations;

•                  our expectation that the internal audit department will implement enhanced risk assessment methodology which more actively recruits the input of business unit and functional leadership, which may require the hiring of additional internal audit staff; and

•                  descriptions of assumptions underlying or relating to any of the foregoing matters and any other statements contained in this report that are or may be forward-looking statements.

Forward-looking statements reflect our management’s beliefs, expectations or predictions of future conditions, events or results based on various assumptions, information currently available to our management and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this report. A discussion of certain factors that could cause actual conditions, events or results to differ materially from those expressed in any forward-looking statements appears in “Part II—Item 1A—Risk Factors.”

Readers are cautioned not to place undue reliance on forward-looking statements in this report or that we make from time to time, and to consider carefully the factors discussed in “Part II—Item 1A—Risk Factors” in evaluating these forward-looking statements. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.